EXHIBIT 10.08

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
STOCK OPTION AWARD

PG&E CORPORATION, a California corporation, hereby grants non-qualified stock options (“Options”) to the Participant named below (sometimes referred to as “you”). The Options have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Options are set forth in this cover sheet and in the attached Stock Option Agreement (the “Agreement”).
Date of Grant:     March 1, 2018
Name of Participant:     <First_Name> <Last_Name>
Participant’s Participant ID:     <Emp_Id>
Number of Options:     <shares_awarded>

Retirement Category: (1)     <User Defined Fin 4>

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Options dated March 1, 2018.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

(1)	Your “Retirement Category” will determine how “Retirement” is defined for purposes of this award of Performance Shares, and which Retirement provisions of the Agreement will apply to this award.

•	“Retirement-I” provisions apply to awards granted to recipients who were in a director level or higher position on May 5, 2017 and who also received an LTIP award prior to 2017.

•	“Retirement -II” provisions apply to all other recipients.

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT

The LTIP and Other Agreements
This Agreement and the above coversheet constitute the entire understanding between you and PG&E Corporation regarding the Options, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Stock Options	PG&E Corporation grants you the number of Options shown on the cover sheet of this Agreement. The Options are subject to the terms and conditions of such cover sheet, this Agreement, and the LTIP.
Term/Expiration
Options expire at the close of business ten years after the Date of Grant, after which time the Options cease to be exercisable (such period, the “Term”). The Options covered by this Agreement are not Incentive Stock Options.

Option Exercise Price/Term/ Exercise
The exercise price per share of Stock is $41.26, which is the per share closing price of the Stock on the New York Stock Exchange on March 1, 2018. Vested Options may be exercised by paying the corresponding exercise price, to purchase an equivalent number of shares of Stock.
To the extent permitted by law, if on the last day of the Term of the Options, the Fair Market Value of one share of Stock exceeds the per share exercise price, and the Participant has not exercised the Option, the Option, to the extent vested, shall be deemed to have been exercised by the Participant using the “Cashless Exercise” method described below to pay the aggregate exercise price and tax withholdings.

Vesting of Stock Option
Subject to the Participant’s continued Service, the total number of Options originally subject to this Agreement, as shown on the cover sheet, will vest and become exercisable in accordance with the below vesting schedule (the “Normal Vesting Schedule”).
          March 1, 2019 – one-third of the Options
          March 2, 2020 – one-third of the Options
          March 1, 2021 – one-third of the Options
As set forth below, Options also may vest and become exercisable upon the occurrence of certain events.

Dividends	Options do not have tandem dividend equivalents and do not accrue dividend equivalents.
Voluntary Termination
In the event of your voluntary termination (other than Retirement), all unvested Options will be cancelled on the date of termination. Vested Options may be exercised for up to thirty days after termination or until the remaining Term of the Options, whichever is shorter.

Retirement - I (2)
In the event of your Retirement, unvested Options will continue to vest and become exercisable pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier vesting provisions of this Agreement; provided, however that in the event of your Retirement within 2 years following a Change in Control, all of your Options will vest immediately. Vested Options may be exercised for up to five years after Retirement or the remaining Term of the Options, whichever is shorter. Your termination of employment will be considered Retirement if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least five consecutive years ending on the date of termination of your employment.

Retirement - II (3)
In the event of your Retirement, any unvested Options that would have vested within the 12 months following such Retirement had your employment continued will continue to vest and become exercisable pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier vesting provisions of this Agreement. Vested Options may be exercised for up to five years after Retirement or the remaining Term of the Options, whichever is shorter. All other unvested Options will be cancelled. Your termination of employment will be considered Retirement if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least eight consecutive years ending on the date of termination of your employment.

Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all vested and unvested Options will be cancelled immediately. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, in no event will termination of your employment constitute Retirement if your employment is being or is terminated for cause.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause or Retirement, any unvested Options that would have vested within the 12 months following such termination had your employment continued will continue to vest and become exercisable pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier vesting provisions of this Agreement. All other unvested Options will be cancelled unless your termination of employment was in connection with a Change in Control as provided below. Vested Options may be exercised for up to one year after termination or the remaining Term of the Options, whichever is shorter.

Death/Disability
If your employment terminates due to your death or Disability, all of your Options will vest immediately. Vested Options may be exercised within one year after the date of such death or Disability or the remaining Term of the Options, whichever is shorter.

(2) “Retirement -I” provisions apply to recipients who were in a director level or higher position on May 5, 2017 and who received an LTIP award prior to 2017.

(3) “Retirement - II” provisions apply to all other recipients.

Termination Due to Disposition of Subsidiary
If your employment is terminated (other than for cause, your voluntary termination, death, Disability, or your Retirement) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, then your Options will vest and be exercisable in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Options subject to this Agreement.
If the Options are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Options, all of your unvested Options will vest and be cancelled for fair value (as determined by the Committee in its sole discretion in good faith) which, if so determined by the Committee, will equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction, directly or indirectly, to holders of the same number and class of shares of Stock subject to such unvested Options over the aggregate exercise price of such unvested Options.

Termination In Connection with a Change in Control (if Acquiror assumes, continues, or substitutes the awards)
If your employment is terminated (other than termination for cause, your voluntary termination, or your Retirement) in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Options (including Options that you would have otherwise forfeited after such termination) will vest on the date of the Change in Control. Vested Options may be exercised within one year after the Change in Control or the remaining Term of the Options, whichever is shorter.
In the event your employment is terminated (other than termination for cause, your voluntary termination, or your Retirement) in connection with a Change in Control within two years following the Change in Control, your Options (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this award) will vest on the date of such termination. Vested Options may be exercised within one year after the termination or the remaining term of the Options, whichever is shorter.
PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Exercise of Options/Payment of Withholding Taxes
Vested Stock Options may be exercised using the following methods, subject to such terms and conditions as the Committee may impose, at the Participant’s election:
o    Cashless Exercise – Upon exercise, all shares are sold by a broker chosen by PG&E Corporation. The aggregate exercise price and required taxes are remitted to PG&E Corporation. The remaining proceeds, less broker fees, are delivered to the Participant.

o    Cash Exercise – To exercise, the Participant delivers the sum of the aggregate exercise price and taxes due by check made payable to PG&E Corporation or in such other manner prescribed by PG&E Corporation. The exercised shares are delivered to the Participant.

o    Stock Swap – Payment of the aggregate exercise price and tax withholding is made by tender to PG&E Corporation or attestation to the ownership of shares of PG&E Corporation common stock owned by the Participant having a Fair Market Value not less than the exercise price and taxes due. Notwithstanding the foregoing, such a stock swap would not be allowed to the extent that such tender or attestation would constitute a violation of any provisions of any law, regulation, or agreement restricting the redemption of PG&E Corporation’s stock, or would have unfavorable accounting consequences or any member of the Participating Company Group.

In no event will shares of Stock be delivered pursuant to the exercise of the Options until the Participant has made arrangements acceptable to the Committee for the satisfaction of applicable withholding obligations, including income and employment tax withholding obligations.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You will not have voting rights with respect to the Options, unless you exercise Options and shares are issued to you . No Options and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of decent and distribution, and the Options may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Recoupment of Awards
Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 21, 2018 and available on the PG&E@Work intranet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.